EXHIBIT 99.1
PRESS RELEASE DATED DECEMBER 18, 2007

NEWS RELEASE

December 18, 2007	OTC BB: DPDW

DEEP DOWN ANNOUNCES ACQUISITION OF MAKO TECHNOLOGIES

HOUSTON, TX – December 18, 2007 – Deep Down, Inc. (OTCBB: DPDW) today announced that it has signed a definitive purchase agreement to purchase Mako Technologies, Inc. (“Mako”).  Headquartered in Morgan City, Louisiana, Mako serves the growing offshore petroleum and marine industries with technical support services, and products vital to offshore petroleum production, through rentals of its remotely operated vehicles (ROV), topside and subsea equipment, and diving support systems used in diving operations, maintenance and repair operations, offshore construction, and environmental/marine surveys.

“The total cost of acquiring Mako is a maximum of $5.0 million in cash and 11,269,841 shares of common stock of Deep Down based on Mako management’s expectation of $2,400,000 in earnings before depreciation, interest, amortization, taxes and other non-cash charges (“EBITDA”), after also adjusting for certain non-recurring expenses, for the fiscal year ending December 31, 2007.  As part of this acquisition, Deep Down will also pay off approximately $800,000 in Mako bank debt.  The first installment of $2,916,667 in cash and 6,574,074 shares of common stock of Deep Down is expected to be paid at closing within the next few days, and the balance of up to $2,083,333 in cash and 4,695,767 shares of common stock of Deep Down will be paid upon completion of an audit to verify adjusted EBITDA expectations for the fiscal year ending December 31, 2007,” commented Robert E. Chamberlain, Jr., Deep Down’s Chairman.

“We are very pleased to have signed the acquisition agreement with Mako, and believe this non-dilutive transaction is extremely beneficial for Deep Down and our shareholders as we continue to add products and services to our portfolio of capabilities,” commented Ron E. Smith, Deep Down’s President and CEO.  “We believe we can significantly enhance Mako’s current annual revenue base of approximately $6.8 million by expanding the equipment rental pool and ROV fleet”.

“An expansion of the ROV fleet can yield benefits beyond increased rental income, including increased service revenue from two and three man ROV operating crews and the opportunity to sell additional launch and retrieval systems (“LARS”).  Prospect Capital Corporation is providing $6,000,000 in debt to fund the cash requirements and expenses associated with this transaction. Terms are substantially the same as those in the initial borrowing that was concluded in August 2007,” said Eugene L. Butler, Deep Down’s CFO.

“With Deep Down’s relationships and access to capital, we foresee the ability to expand our ROV fleet and take advantage of our customers’ growing need for both planned and “emergency” offshore rental equipment in support of their growing level of oil and gas exploration occurring in the Gulf of Mexico.  We also plan to expand our operations internationally,” commented Jacob Marcell, Mako Technologies’ chief executive officer.

About Prospect Capital Corporation

Prospect Capital Corporation (www.prospectstreet.com) is a closed-end investment company that lends to and invests in private and microcap public businesses. Prospect Capital's investment objective is to generate both current income and capital appreciation through debt and equity investments.

About Deep Down, Inc.

Deep Down specializes in the provision of innovative solutions, installation management, engineering services, support services, custom fabrication and storage management services for the offshore subsea control, umbilical, and pipeline industries. The company fabricates component parts of subsea distribution systems and assemblies that specialize in the development of subsea fields and tie backs. These items include umbilicals, flow lines, distribution systems, pipeline terminations, controls, winches, and launch and retrieval systems, among others. Deep Down provides these services from the initial field conception phase, through manufacturing, site integration testing, installation, topside connections, and the final commissioning of a project.  The Company’s ElectroWave subsidiary offers products and services in the fields of electronic monitoring and control systems for the energy, military, and commercial business sectors. ElectroWave designs, manufactures, installs, and commissions integrated PLC and SCADA based instrumentation and control systems, including ballast control and monitoring, drilling instrumentation, vessel management systems, marine advisory systems, machinery plant control and monitoring systems, and closed circuit television systems.

The Company’s strategy is to consolidate service providers to the offshore industry, as well as designers and manufacturers of subsea, surface, and offshore rig equipment used by major, independent, and foreign national oil and gas companies in deep-water exploration and production of oil and gas throughout the world.  Deep Down’s customers include BP Petroleum, Royal Dutch Shell, Exxon Mobil Corporation, Devon Energy Corporation, Chevron Corporation, Anadarko Petroleum Corporation, Marathon Oil Corporation, Kerr-McGee Corporation, Nexen Inc., BHP, Amerada Hess, Helix, Oceaneering International, Inc., Subsea 7, Inc., Transocean Offshore, Diamond Offshore, Marinette Marine Corporation, Acergy, Veolia Environmental Services, Noble Energy Inc., Aker Kvaerner, Cameron, Oil States, Dril-Quip, Inc., Nexans, Cabett, JDR, and Duco, among others.  For further company information, please visit www.deepdowninc.com and www.electrowaveusa.com

One of our most important responsibilities is to communicate with shareholders in an open and direct manner.  Comments are based on current management expectations, and are considered "forward-looking statements," generally preceded by words such as "plans," "expects," "believes," "anticipates," or "intends."  We cannot promise future returns.  Our statements reflect our best judgment at the time they are issued, and we disclaim any obligation to update or alter forward-looking statements as the result of new information or future events.  Deep Down urges investors to review the risks and uncertainties contained within its filings with the Securities and Exchange Commission.

For Further Information

Steven Haag, Investor Relations
ir@deepdowninc.com
281-862-2201 (O)
281-862-2522 (F)